Exhibit 99.1

Expedia, Inc. Reports Second Quarter 2010 Results

10% Transaction Growth and Robust Advertising & Media Growth Drive Solid Results

BELLEVUE, Wash.—July 29, 2010—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its second quarter ended June 30, 2010.

Financial Summary & Operating Metrics (figures in $MMs except per share amounts)

Metric	Three Months Ended 6.30.10	Three Months Ended 6.30.09	Y / Y Growth
Transactions (mm)	16.9	15.3	10%
Gross bookings	6,683.2	5,623.2	19%
Revenue	834.0	769.8	8%
Revenue margin	12.5%	13.7%	(121bps )
Operating income before amortization* (“OIBA”)	219.5	212.4	3%
Operating income	193.7	114.6	69%
Adjusted net income *	129.3	113.7	14%
Net income attributable to Expedia, Inc.	114.3	40.9	179%
Adjusted EPS *	$0.44	$0.38	16%
Diluted EPS	$0.40	$0.14	186%
Free cash flow *	270.4	323.9	(17%)

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-18 herein for an explanation of non-GAAP measures used throughout this release. The definitions for OIBA and Adjusted net income were revised in the first quarter of 2009.

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Discussion of Results

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 19% (19% excluding the estimated benefit from year on year changes in foreign exchange rates) for the second quarter of 2010 compared with the second quarter of 2009, driven primarily by 10% growth in transactions and a 17% increase in average airfares. Domestic bookings increased 15% and international bookings increased 28% (29% excluding foreign exchange).

Revenue increased 8% (11% excluding foreign exchange) for the second quarter, primarily driven by an increase in advertising & media revenues and hotel revenues. Domestic revenue increased 9% while international revenue increased 8% (16% excluding foreign exchange).

Revenue as a percentage of gross bookings (“revenue margin”) was 12.5% for the second quarter, a decrease of 121 basis points compared to the second quarter of 2009, due primarily to a higher mix of air bookings, which have a lower revenue margin than our other products and services. The higher mix of air bookings is due in part to an increase in air ticket prices.

Products & Services Detail

Worldwide hotel revenue increased 4% for the second quarter primarily due to a 12% increase in room nights stayed, including rooms delivered as a component of packages, partially offset by a 7% decline in revenue per room night. Revenue per room night declined due in part to the impact from foreign exchange, customer refunds issued as a result of the Icelandic volcano in second quarter 2010 and lower hotel service fees compared with the prior year period.

Worldwide air revenue increased 13% for the second quarter, primarily due to a 6% increase in air tickets sold and a 7% increase in revenue per ticket. Revenue per ticket increased primarily as a result of higher average airfares.

Advertising and media revenue (including net revenue from TripAdvisor®) increased 39% for the second quarter, driven by a 55% increase in third-party revenue for TripAdvisor. All other revenue (primarily car rentals and destination services) was relatively consistent with the second quarter of the prior year.

As a percentage of worldwide revenues in the second quarter of 2010, hotel accounted for 63%, advertising & media accounted for 13%, while air and all other revenues each accounted for 12%.

Profitability

OIBA for the second quarter increased 3% to $219 million primarily due to increased revenues, substantially offset by increased costs and expenses. OIBA decreased 128 basis points as a percentage of revenue to 26.3% due to growth in costs and expenses in excess of revenue growth. Operating income increased 69% due to the same factors impacting OIBA. In addition, operating income for the second quarter of 2009 included $74 million of occupancy tax assessments and legal reserves and $6 million of restructuring charges.

Adjusted net income for the second quarter increased $16 million compared to the prior year period primarily due to a foreign exchange gain compared with a prior year loss, higher OIBA and a lower effective tax rate. Net income increased $73 million compared to the prior year period primarily due to higher operating income and the same factors impacting adjusted net income. Adjusted EPS increased 16% to $0.44 and diluted EPS increased 186% to $0.40.

Cash Flows

For the six months ended June 30, 2010, net cash provided by operating activities was $933 million and free cash flow was $860 million. Both measures include $592 million from net changes in operating assets and liabilities, primarily driven by a seasonal working capital benefit from our merchant hotel business. Free cash flow increased $58 million compared to the first six months of the prior year primarily due to lower cash tax payments, higher relative growth in our merchant hotel business, and higher OIBA, partially offset by higher capital expenditures. Cash and cash equivalents excluding amounts related to non-wholly owned subsidiaries was $684 million as of June 30, 2010.

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Recent Highlights

Global Presence

•

Gross bookings from Expedia, Inc.’s international businesses were $2.2 billion in the second quarter, accounting for 33% of worldwide bookings, up from 31% in the prior year period. International revenues were $301 million, representing 36% of worldwide revenue, consistent with the prior year period. EMEA represents roughly one fourth and APAC approximately 5% of Expedia, Inc.’s worldwide business.

•	TripAdvisor® extended its European presence with the acquisition of Holiday Lettings™, the U.K.’s number one independent vacation rental site.

•	Hotels.com® launched its WelcomeRewards™ loyalty program in the U.K., enabling Hotels.co.uk customers to earn one free night for every 10 nights stayed at more than 65,000 properties around the world.

•	Expedia.co.jp signed a partnership agreement with Japan’s third-largest travel agency Hankyu, giving visitors to Hankyu’s web site access to Expedia Japan’s international hotel inventory.

Traveler Value Proposition and Innovation

•

Expedia.com kicked off its annual summer sale in May, marking the largest ever promotion in company history with more than 7,400 participating hotels, an increase of 48% over 2009. Hotels.com also launched its first ever full summer sale, with more than 5,000 participating properties, including 600 exclusive deals. Venere.com also launched its first summer sale.

•

Expedia.com® introduced Unpublished Rates opaque hotel inventory as part of the ongoing focus to improve the customer value proposition and capture incremental bookings to standard published rate bookings.

•	Hotwire® introduced its One-Way Car product, giving travelers the flexibility to pick-up or drop-off at any combination of local rental agencies or airports.

Media, Advertising and Distribution

•	TripAdvisor launched TripAdvisor for Business, a dedicated B2B division managing Business Listings, Vacation Rentals and Partnerships.

•

TripAdvisor launched Trip Friends feature, enabling travelers to see a list of their friends who have been to various destinations, as identified via the TripAdvisor Cities, I’ve Visited™ application on the Facebook Platform.

•

Expedia® Media, the advertising sales division of Expedia, Inc., rolled out a new algorithm for its TravelAds™ product in June, improving performance for participating hotels and setting a record for monthly revenue for that product. In addition, a newly released case study shows that the average hotels using the TravelAds product for the first time realized a significant return and a meaningful lift in market share within the first week of participating.

•

Expedia Media signed a long-term pan-European partnership with the Netherlands Board of Tourism for online advertising campaigns targeting travelers in Belgium, Denmark, France, Germany, Italy, Norway, Spain and Sweden.

•

Expedia® Affiliate Network (EAN) signed agreements to power online travel bookings for a number of new global partners, including Russia-based OTA OKtoGO.ru; G-Plan, a leading membership points program in Japan with 1.7 million registered users; and SoftVoyage, a B2B travel software solutions company based in Canada.

Supply Portfolio

•

At quarter-end, Expedia’s global websites featured approximately 127,000 bookable properties, including nearly 68,000 merchant and 30,000 agency properties with which we have direct relationships. Expedia sites offer approximately 62,000 EMEA region hotels and more than 13,000 properties in APAC countries. Separately, eLong features over 12,000 properties in China.

•	Expedia and Delta Airlines have signed a new agreement under which all Delta schedules and fares will be available on Expedia.com, Expedia.ca, Hotwire, Expedia Affiliate Network and Egencia.

•

Expedia signed global partnership agreements with a number of international hotel brands, including Spain-based Iberostar Hotels & Resorts, and Chinese economy chains Jinjiang Inn and GreenTree Inn Hotels.

•	Hotwire partnered with Air Canada, Canada’s largest air carrier, giving Hotwire customers access to all of Air Canada’s routes which include more than 170 destinations worldwide.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenue	$833,960	$769,768	$1,551,879	$1,405,480

Costs and expenses:
Cost of revenue (1)	168,571	148,762	326,601	292,275
Selling and marketing (1)	296,830	271,492	577,668	507,376
Technology and content (1)	87,420	77,881	174,211	155,553
General and administrative (1)	79,105	67,380	150,163	135,289
Amortization of intangible assets	8,344	9,302	17,372	18,371
Occupancy tax assessments and legal reserves	—	74,211	—	74,211
Restructuring charges	—	6,098	—	14,816

Operating income	193,690	114,642	305,864	207,589

Other income (expense):
Interest income	1,221	1,417	1,816	4,088
Interest expense	(20,209)	(20,805)	(41,412)	(42,450)
Other, net	817	(19,073)	1,385	(26,020)

Total other expense, net	(18,171)	(38,461)	(38,211)	(64,382)

Income before income taxes	175,519	76,181	267,653	143,207
Provision for income taxes	(60,166)	(34,338)	(91,701)	(61,610)

Net income	115,353	41,843	175,952	81,597
Net income attributable to noncontrolling interests	(1,091)	(941)	(2,295)	(1,311)

Net income attributable to Expedia, Inc.	$114,262	$40,902	$173,657	$80,286

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.40	$0.14	$0.61	$0.28
Diluted	0.40	0.14	0.60	0.28
Shares used in computing earnings per share:
Basic	284,088	288,180	286,333	287,764
Diluted	288,975	290,889	291,726	289,384
Dividends declared per common share	$0.07	$—	$0.14	$—

(1) Includes stock-based compensation as follows:
Cost of revenue	$487	$514	$1,276	$1,225
Selling and marketing	3,118	2,780	7,435	6,771
Technology and content	3,249	3,412	7,630	8,588
General and administrative	7,797	6,870	17,202	15,564

Total stock-based compensation	$14,651	$13,576	$33,543	$32,148

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$795,854	$642,544
Restricted cash and cash equivalents	16,349	14,072
Short-term investments	331,286	45,849
Accounts receivable, net of allowance of $14,030 and $14,562	390,685	307,817
Prepaid merchant bookings	157,053	88,971
Prepaid expenses and other current assets	124,464	125,796

Total current assets	1,815,691	1,225,049
Property and equipment, net	257,012	236,820
Long-term investments and other assets	152,099	48,262
Intangible assets, net	801,328	823,031
Goodwill	3,596,764	3,603,994

TOTAL ASSETS	$6,622,894	$5,937,156

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$792,053	$652,893
Accounts payable, other	211,131	160,471
Deferred merchant bookings	1,260,631	679,305
Deferred revenue	26,853	17,204
Accrued expenses and other current liabilities	296,554	325,184

Total current liabilities	2,587,222	1,835,057
Long-term debt	895,374	895,086
Deferred income taxes, net	226,962	223,959
Other long-term liabilities	246,782	233,328
Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	347	343
Authorized shares: 1,600,000
Shares issued: 346,529 and 342,812
Shares outstanding: 258,777 and 263,929
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	6,031,652	6,034,164
Treasury stock - Common stock, at cost	(1,937,702)	(1,739,198)
Shares: 87,752 and 78,883
Retained earnings (deficit)	(1,442,376)	(1,616,033)
Accumulated other comprehensive income (loss)	(46,013)	3,379

Total Expedia, Inc. stockholders’ equity	2,605,934	2,682,681
Noncontrolling interest	60,620	67,045

Total stockholders’ equity	2,666,554	2,749,726

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,622,894	$5,937,156

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2010	2009
Operating activities:
Net income	$175,952	$81,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	55,930	49,429
Amortization of stock-based compensation	33,543	32,148
Amortization of intangible assets	17,372	18,371
Deferred income taxes	3,344	(7,112)
Foreign exchange loss on cash and cash equivalents, net	39,334	8,540
Realized (gain) loss on foreign currency forwards	3,886	(29,957)
Other	11,534	7,798
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(105,232)	(99,853)
Prepaid merchant bookings, prepaid expenses and other current assets	(92,514)	(40,883)
Accounts payable, merchant	143,504	115,710
Accounts payable, other, accrued expenses and other current liabilities	54,343	115,807
Deferred merchant bookings	581,441	589,298
Deferred revenue	10,896	3,657

Net cash provided by operating activities	933,333	844,550

Investing activities:
Capital expenditures, including internal-use software and website development	(73,128)	(42,052)
Purchases of investments	(429,483)	—
Sales and maturities of investments	46,912	45,091
Acquisitions, net of cash acquired	(36,353)	(8,363)
Distributions from Reserve Primary Fund	5,482	9,083
Net settlement of foreign currency forwards	(3,886)	29,957
Other, net	(882)	1,522

Net cash provided by (used in) investing activities	(491,338)	35,238

Financing activities:
Credit facility repayments	—	(650,000)
Payment of dividends to stockholders	(40,122)	—
Treasury stock activity	(198,504)	(5,434)
Proceeds from exercise of equity awards	30,630	567
Purchase of additional interest in controlled subsidiary	(24,717)	—
Excess tax benefit on equity awards	5,053	13
Changes in restricted cash and cash equivalents	(2,207)	(17,213)
Other, net	(10,913)	(5,907)

Net cash used in financing activities	(240,780)	(677,974)
Effect of exchange rate changes on cash and cash equivalents	(47,905)	(4,932)

Net increase in cash and cash equivalents	153,310	196,882
Cash and cash equivalents at beginning of period	642,544	665,412

Cash and cash equivalents at end of period	$795,854	$862,294

Supplemental cash flow information
Cash paid for interest	$38,336	$39,682
Income tax payments, net	46,135	99,303

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Income Statement Notes

Transactions / Gross Bookings / Revenue

•	Our transaction-based businesses make travel products and services available on both a merchant and agency basis.

•

Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction, with revenues generally recognized when the customer uses the travel product or service.

•

Agency transactions primarily relate to airline ticket bookings, for which revenues are generally recognized at the time the reservation is booked. Agency transactions also include hotel bookings on our various websites, where revenue is recognized at the time the hotel stay occurs.

•	Merchant transactions accounted for 40% of total gross bookings and 66% of revenue in the second quarter, compared with 43% and 68% in the prior year period.

•

The mix of merchant bookings declined primarily from a higher mix of agency air bookings due in part to an increase in air ticket prices. The mix of merchant revenues declined due to higher relative growth in our advertising and media businesses.

Costs and Expenses (non-GAAP)

(Stock-based compensation expense has been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

•

Costs and expenses totaled $617 million in the second quarter of 2010, which was 12% higher than the second quarter of 2009, and represented 74.0% of revenue for a year-over-year increase of 232 basis points.

	Costs and Expenses			As a % of Revenue
	Three months ended June 30,			Three months ended June 30,
	2010	2009	Growth	2010	2009	Δ in bps
Cost of revenue	$168.1	$148.2	13%	20.2%	19.3%	90
Selling and marketing	293.7	268.7	9%	35.2%	34.9%	31
Technology and content	84.2	74.5	13%	10.1%	9.7%	42
General and administrative	71.3	60.5	18%	8.6%	7.9%	69

Total costs and expenses	$617.3	$551.9	12%	74.0%	71.7%	232

Cost of Revenue (non-GAAP)

•

Cost of revenue consists of costs related to: (1) customer operations, including our customer support and telesales operations, as well as fees paid to our air ticket fulfillment vendors; (2) credit card processing, including merchant fees, charge backs and fraud, and (3) data center and other, including data center costs to support our websites, certain promotions and destination services inventory, such as theme park tickets.

	Three months ended June 30,
	2010	2009	Growth
Customer operations	$82.4	$72.1	14%
Credit card processing	53.0	42.8	24%
Data center and other	32.6	33.3	-2%

Total cost of revenue	$168.1	$148.2	13%

% of revenue	20.2%	19.3%	90 bps

•

Cost of revenue increased 13% primarily due to higher costs related to credit card processing, telesales and customer service to support the growth in our transaction volumes, increased customer service expenses related to the Icelandic volcano and airline strike activity, as well as investments made during the second quarter, such as call center migration, that we believe will lead to more efficient future operations.

•	We expect cost of revenue to increase in absolute dollars but decrease as a percentage of revenue for full year 2010.

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Selling and Marketing (non-GAAP)

•

Selling and marketing expense primarily relates to direct costs, including traffic generation costs from search engines and internet portals, television, radio and print spending, private label and affiliate program commissions, public relations and other costs.

•

26% of selling and marketing expense in the second quarter of 2010 and 24% in the second quarter of 2009 relate to indirect costs, including personnel in PSG, TripAdvisor, Egencia® and our various leisure brands.

	Three months ended June 30,
	2010	2009	Growth
Direct costs	$216.4	$204.1	6%
Indirect costs	77.3	64.6	20%

Total selling and marketing	$293.7	$268.7	9%

% of revenue	35.2%	34.9%	31 bps

•

The 9% increase in selling and marketing costs in the second quarter was primarily driven by an increase in affiliate marketing expenses, an increase in headcount for PSG and our global advertising & media businesses, expenses associated with the opening of new global headquarters for our lodging supply group and an increase in online marketing for Hotwire. The growth in our overall direct marketing spend in the second quarter was impacted by a relatively improved outlook for travel demand compared with the prior year period. Our selling and marketing expense in the first half of 2010 represents a more normalized seasonal ramp associated with the busy spring and summer travel seasons.

•

We expect selling and marketing expense to increase in absolute dollars and as a percentage of revenue for full year 2010, in part due to approximately $20 million in relocation and other costs related to the opening of a new global headquarters for our lodging supply group.

Technology and Content (non-GAAP)

•

Technology and content expense principally relates to payroll and related expenses, and depreciation and amortization of technology assets, including hardware and purchased and internally developed software.

	Three months ended June 30,
	2010	2009	Growth
Personnel and overhead	$44.3	$42.0	5%
Depreciation and amortization of technology assets	19.6	16.2	21%
Other	20.3	16.2	25%

Total technology and content	$84.2	$74.5	13%

% of revenue	10.1%	9.7%	42 bps

•

The 13% increase in technology and content expense was due primarily to increased personnel costs to support our worldwide transaction-based businesses and TripAdvisor, as well as increased depreciation expense associated with an increase in our capital expenditures.

•	We expect technology and content expense to increase in absolute dollars and as a percentage of revenue for full year 2010.

General and Administrative (non-GAAP)

•

General and administrative expense consists primarily of personnel-related costs, including our executive leadership, finance, legal, and human resources functions, as well as fees for professional services that typically relate to legal, tax and accounting engagements.

	Three months ended June 30,
	2010	2009	Growth
Personnel and overhead	$42.9	$39.0	10%
Professional fees and other	28.4	21.5	32%

Total general and administrative	$71.3	$60.5	18%

% of revenue	8.6%	7.9%	69 bps

•

The 18% increase in general and administrative expense was primarily driven by an increase in our reserve related to the potential settlement of occupancy tax issues, an increase in our bad debt reserve and higher personnel costs, partially offset by a decrease in legal fees primarily due to the timing of litigation.

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•	We expect general and administrative expense to increase in absolute dollars but decrease as a percentage of revenue for full year 2010.

Stock-Based Compensation Expense

•

Stock-based compensation expense relates primarily to expenses from restricted stock units (“RSUs”) and stock options. In 2009, we began using stock options as our primary form of annual stock-based compensation.

•

Stock-based compensation expense was $15 million in the second quarter of 2010, consisting of $8 million in RSUs expense and $7 million primarily related to stock options expense. The prior year’s second quarter expense was $14 million.

•

Assuming, among other things, no meaningful modification of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be less than $65 million in 2010.

Occupancy Tax Assessments and Legal Reserves

•

In the second quarter of 2009 we reserved $55 million related to hotel occupancy tax assessments by the City of San Francisco for bookings on Expedia.com, hotels.com and Hotwire between January 2000 and March 2009, of which $48 million was paid during the third quarter of 2009. During the fourth quarter of 2009 we agreed to an adjustment on the assessment which reduced the overall exposure by $7 million. These payments were made to allow us to pursue litigation challenging the requirement to pay tax on merchant hotel bookings we facilitate and dispute the actual amounts owed, if any. We do not believe that such bookings are subject to the city’s occupancy tax ordinance and if we prevail, the city will be required to repay us the $48 million, plus accrued interest at the rate of 7%.

•

In 2009, we entered into an agreement for the settlement of all claims alleged in a consumer class action lawsuit filed in Seattle, Washington. During the second quarter of 2009, we reserved $19 million. Approximately $12 million of this settlement was paid out in the second quarter of 2010 with the remainder accrued for potential coupon redemptions as a part of the settlement agreement.

Restructuring Charges

•

During the second quarter of 2009, in conjunction with the reorganization of our business around our global brands, we recognized restructuring charges of $6 million, primarily consisting of employee severance and benefits.

Interest Income and Interest Expense

•	Interest income in the second quarter of 2010 was relatively consistent with the same quarter of the prior year on higher average balances partially offset by a lower average rate.

•

Interest expense of $20 million in second quarter 2010 was relatively consistent with the second quarter 2009 and relates primarily to interest on our two long-term debt issues (see Borrowings below for additional detail).

Other, Net

•	Other, net primarily relates to foreign exchange gains and losses and, to a lesser extent, our portion of gains or losses in equity investments.

•

Other, net was a $1 million gain in the second quarter 2010 compared with a $19 million loss in the prior year period. The $1 million gain in the second quarter of 2010 was primarily due to the net impact of foreign exchange. The $19 million loss in the second quarter of 2009 was primarily comprised of $14 million of foreign exchange losses and a $5 million loss to adjust one of our equity method investments to fair value.

•

These foreign exchange impacts primarily arise from the accounting re-measurement of our foreign denominated liabilities into U.S. dollars. We attempt to offset this re-measurement by holding foreign-denominated assets roughly equal to the liabilities, using both natural hedges (primarily cash), as well as foreign currency forward contracts where economically advantageous.

•

Any difference between the liability and asset positions gives rise to a gain or loss during the quarter, depending on the direction exchange rates move. In the second quarter of 2010 the net impact of changes in foreign exchange rates on these asset and liability positions was a net loss of $2.6 million. This amount includes any realized and unrealized gains and losses from forward contracts used to hedge these impacts.

•

We also utilize forward contracts to hedge a portion of our foreign-denominated revenues from the changes in exchange rates between the time of hotel bookings and the associated stays (the “book to stay” impact). See Foreign Exchange below for additional detail. In the second quarter of 2010 we recognized $2.8 million in gains arising from forward contracts intended to hedge this book to stay impact, which amount is included in “other, net”.

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•

At June 30, 2010 we were party to outstanding forward contracts hedging our liability and revenue exposures with a total net notional value of $152 million, and a mark-to-market gain of $5 million. The mark-to-market gain is recorded as an asset in “prepaid expenses and other current assets.”

Income Taxes

•

The effective tax rate on GAAP pre-tax income was 34.3% for the second quarter compared with 45.1% in the prior year period. The lower rate was primarily due to an increase in estimated earnings in jurisdictions outside the United States, the non-deductible portion of occupancy tax assessments accrued during the second quarter of 2009 as well as a non-deductible loss on one of our equity method investments occurring in the second quarter of 2009 and, to a lesser extent, lower accruals on uncertain tax positions.

•

The effective tax rate on pre-tax adjusted net income (“ANI”) was 34.2% for the second quarter compared with 37.8% in the prior year period. The lower rate was primarily due to an increase in estimated earnings in jurisdictions outside the United States.

•

The effective GAAP and ANI tax rates are lower than the 35% federal tax rate primarily due to an increase in estimated earnings in jurisdictions outside the United States, partially offset by state taxes and accruals on uncertain tax positions.

•	Cash paid for income taxes in the first six months of 2010 was $46 million, a decrease of $53 million from the prior year primarily due to the timing of estimated payments in the prior year period.

Foreign Exchange

•

As Expedia’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD relative to currencies of international markets in which we operate. Management believes investors may find it useful to assess our growth rates both with and without the impact of foreign exchange.

•	The estimated impact on second quarter 2010 growth rates in gross bookings, revenue and OIBA from year over year changes in foreign exchange was as follows (some numbers may not add due to rounding):

	Worldwide			International
	Y/Y growth rates	Y/Y growth rates excluding FX movements	FX impact on Y/Y growth rates	Y/Y growth rates	Y/Y growth rates excluding FX movements	FX impact on Y/Y growth rates
Three months ended June 30, 2010
Gross Bookings	18.9%	19.2%	-0.4%	27.7%	28.7%	-1.1%
Revenue	8.3%	11.2%	-2.9%	7.7%	16.5%	-8.8%
OIBA	3.3%	7.5%	-4.2%	N / A	N / A	N / A

•

Foreign currency rate fluctuations negatively impacted our second quarter 2010 growth rates due to year-over-year depreciation in the Euro, Pound and Canadian Dollar, the three foreign currencies which most impact our financial results.

•

Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenues. In the second quarter of 2010 we realized a gain from our hedging program of $2.8 million, which substantially offset the $3.7 million book-to-stay loss. In the second quarter of 2009 we realized a loss from our hedging program of $5.4 million, which substantially offset the $6.7 million book-to-stay gain. We exclude the impact of the book-to-stay and the related revenue hedge in our calculations above.

•	We include any realized gains or losses from our revenue hedging program in our calculation of OIBA.

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Acquisitions

•	The impact on second quarter 2010 financials from the consolidation of CruiseShipCenters® and our acquisition of Chinese meta search player Kuxun was as follows:

	Three Months Ended June 30, 2010
	Y/Y growth rates	Y/Y growth rates excluding acquisitions	Acquisition impact on Y/Y growth rates
Gross Bookings	18.9%	17.5%	1.4%
Revenue	8.3%	8.1%	0.3%
OIBA	3.3%	3.7%	-0.4%

Balance Sheet Notes

Cash, Cash Equivalents, Restricted Cash and Short-Term Investments

•

Cash, cash equivalents, restricted cash and short-term investments totaled $1.14 billion at June 30, 2010. Of this amount, $141 million is held by several subsidiaries in which we have majority interests. We consolidate such amounts in our financial statements, but we generally do not consider this cash available for our working capital purposes.

•

The $441 million increase in cash, cash equivalents, restricted cash and short-term investments for the second quarter of 2010 primarily relates to the working capital benefit from the typical seasonal increase in our merchant hotel business and OIBA generation, partially offset by various financing activities including share repurchases and dividend payments as well as cash paid for taxes and interest, purchase of marketable securities classified as long-term investments, capital expenditures, cash paid for acquisitions and foreign exchange losses on cash.

•

Short-term investments increased by $285 million from December 31, 2009, primarily due to investments in time deposits, corporate bonds and bearer deposit notes with maturities of less than one year, partially offset by an eLong™ investment which matured in February 2010.

•

The effect of foreign exchange on our cash balances was $48 million for the first half of 2010. This amount is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This loss increased $43 million from the prior period, reflecting higher foreign-denominated cash balances in the current year period as well as depreciation of foreign currencies in the first half of 2010. We hold foreign denominated cash balances to naturally hedge gains or losses on our foreign denominated liabilities. See Other, Net above for an explanation of our balance sheet hedging program.

Accounts Receivable

•

Accounts receivable include receivables from credit card agencies primarily related to our merchant hotel business, receivables related to agency transactions (principally from airlines and global distribution systems), receivables from advertising clients and receivables related to our managed corporate travel businesses.

•

Accounts receivable increased $83 million from December 31, 2009 due to a seasonal increase in our business operations, primarily credit card receivables from growth in our merchant hotel business, receivables from TripAdvisor clients and receivables related to our managed corporate travel businesses.

Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets

•

Prepaid merchant bookings primarily relate to our merchant air business, and reflect prepayments to our airline partners for their portion of the gross booking prior to travelers’ dates of travel. Prepaid merchant bookings increased $68 million from December 31, 2009, due primarily to a seasonal increase in our merchant air business.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, merchant fees, license and maintenance agreements and insurance.

Long-Term Investments and Other Assets

•

Long-term investments and other assets include transportation equipment, debt and equity investments, time deposits and capitalized debt issuance costs. As of June 30, 2010 this amount includes $84 million related to corporate bond investments with maturities between one and four years.

•	Gains and losses from our corporate bond holdings are recorded in “accumulated other comprehensive income,” a component of shareholders’ equity.

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•

The $104 million increase in long-term investments and other assets from December 31, 2009 relates primarily to our corporate bond investments, and to a lesser extent to capitalized costs associated with our February 2010 revolving credit facility agreement.

Goodwill and Intangible Assets, Net

•	Goodwill and intangible assets, net primarily relate to the acquisitions of Hotels.com, Expedia.com and Hotwire.

•

Goodwill decreased $7 million from December 31, 2009 due to the impact of foreign currency translation adjustments on the goodwill associated with certain foreign acquisitions, partially offset by year to date acquisitions.

•	$687 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally trade names and trademarks.

•

$115 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to twelve years. The majority of this amortization is not deductible for tax purposes.

•

Amortization expense for definite-lived intangibles was $8 million for the second quarter of 2010 compared to $9 million for the prior year period. Assuming no impairments or additional acquisitions, we expect amortization expense of approximately $33 million in 2010.

Deferred Merchant Bookings and Accounts Payable, Merchant

•

Deferred merchant bookings consist of amounts received from travelers who have not yet traveled. Fluctuations in the balance generally mirror the seasonal pattern of our merchant gross bookings. Payments to suppliers related to these bookings are generally made within a few weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier. These billings are reflected as accounts payable, merchant on our balance sheet. For merchant hotel bookings there is a significant period of time between the receipt of cash from our travelers and the payment to suppliers.

•

Changes in deferred merchant bookings and accounts payable, merchant were a net source of cash of $725 million in the first half of 2010, compared with a net source of cash of $705 million in the prior year period. The increase was due primarily to relative strength in our merchant hotel gross bookings in the first six months of 2010 compared to the same period in the prior year.

Accounts Payable, Other

•

Accounts payable, other primarily consists of payables related to our day-to-day business operations, and increased $51 million from December 31, 2009 primarily due to a seasonal increase in accrued marketing expenses.

Deferred Revenue

•

Deferred revenue relates to cash received for certain travel and advertising services, and increased $10 million from December 31, 2009 primarily due to receipts for TripAdvisor’s new business listings product.

Accrued Expenses and Other Current Liabilities

•

Accrued expenses principally relate to accruals for the costs of our call center and internet services, accruals for bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, income taxes payable and accrued interest on our various debt instruments.

•

Accrued expenses and other current liabilities decreased $29 million from December 31, 2009 primarily due to our payment of accrued annual bonus expenses, payments related to the settlement of a class action lawsuit, payment of certain accrued severance costs, partially offset by an increase in income taxes payable.

Borrowings

•	Expedia, Inc. maintains a $750 million unsecured revolving credit facility, which expires in February 2013. During the second quarter of 2010 there were no borrowings outstanding under the facility.

•	Borrowings under the facility bear interest based on our credit ratings from S&P and Moody’s, which currently equates to a 300 basis points spread over the base rate (typically 1, 3 or 6 month LIBOR).

•

Outstanding letters of credit under the facility as of June 30, 2010 were $29 million, which amount is applied against our total borrowing capacity under the facility. In addition we have $11 million in outstanding letters of credit related to our prior facility.

•

Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “7.456% Notes”) due 2018, and $400 million in 8.5% Notes due 2016 (the “8.5% Notes”). The 7.456% Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. The 8.5% Notes are non-callable until 2012. Both Note issues can be retired at any time at our option subject to make-whole premiums of 37.5 basis points in the case of the 7.456% Notes and 50 basis points in the case of the 8.5% Notes.

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•	As of June 30, 2010 we were in compliance with the financial covenants under our various debt facilities.

•

Annual interest expense related to our 7.456% Notes is $37 million, paid semi-annually on February 15 and August 15 of each year. Annual interest expense related to our 8.5% Notes is $34 million, paid semi-annually on January 1 and July 1 of each year. Accrued interest related to these notes was $31 million at June 30, 2010 and is classified in “accrued expenses and other current liabilities” on our balance sheet.

Other Long-Term Liabilities and Noncontrolling Interest

•	Other long-term liabilities consist primarily of uncertain tax positions recorded according to income tax accounting standards.

•

Noncontrolling interest relates primarily to the minority ownership position in eLong, an entity in which we own a 65% interest (59% fully-diluted), and results for which are consolidated for all periods presented.

Common Stock

•	We currently have 11.6 million shares of repurchase capacity remaining under our August 2006 share repurchase authorization.

•	On June 17, 2010 we paid a quarterly dividend of $20 million ($0.07 per common share).

•

Expedia’s Board of Directors declared a cash dividend of $0.07 per share of outstanding common stock to be paid to stockholders of record as of the close of business on August 26, 2010, with a payment date of September 16, 2010. Based on our current shares outstanding we estimate the total payment for this quarterly dividend will be approximately $20 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

•

There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by a subsidiary of Liberty Media Corporation (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•

Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of July 15, 2010.

Warrants

•

As of June 30, 2010 there were 32 million privately held warrants outstanding, which, if exercised in full, would entitle holders to acquire 16 million common shares of Expedia, Inc. for an aggregate purchase price of $411 million (an average of $25.56 per Expedia, Inc. common share). All of these warrants expire in May 2012.

Stock-Based Awards

•

At June 30, 2010 we had 25 million stock-based awards outstanding, consisting of stock options to purchase 21 million common shares with a $17.23 weighted average exercise price and weighted average remaining life of 5.5 years, and 5 million RSUs. In the first six months of the year we have granted 5.7 million options.

Basic, Fully Diluted and Adjusted Diluted Shares

•	Weighted average basic, fully diluted and adjusted diluted share counts for the quarters ended June 30, 2010 and 2009 were as follows (in 000s; some numbers may not add due to rounding):

	Three Months Ended June 30,
	2010	2009
Basic shares	284,088	288,180
Options	4,027	2,067
Other dilutive securities (primarily RSUs)	860	642

Fully diluted shares	288,975	290,889
Additional Dilution, Adjusted Income method	3,958	6,805

Adjusted diluted shares	292,933	297,694

•	Adjusted diluted shares decreased for the second quarter 2010 compared with second quarter 2009 due primarily to share repurchases.

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Expedia, Inc.

Trended Operational Metrics

(All figures in millions)

•

The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•

We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2008			2009				2010		Y / Y Growth
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2

Number of Transactions	13.0	12.6	10.7	13.5	15.3	15.9	13.1	15.8	16.9	10%

Gross Bookings by Segment
Leisure	$5,503	$5,031	$3,705	$4,904	$5,294	$5,570	$4,660	$6,161	$6,194	17%
Egencia	431	382	315	321	330	344	389	471	489	48%

Total	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	19%

Gross Bookings by Geography
Domestic	$4,058	$3,497	$2,673	$3,562	$3,890	$3,793	$3,192	$4,257	$4,470	15%
International	1,875	1,916	1,347	1,663	1,734	2,121	1,857	2,375	2,213	28%

Total	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	19%

Gross Bookings by Agency/Merchant
Agency	$3,357	$3,058	$2,455	$2,963	$3,199	$3,330	$3,065	$3,919	$4,022	26%
Merchant	2,576	2,355	1,565	2,263	2,425	2,583	1,983	2,713	2,662	10%

Total	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	19%

Revenue by Segment
Leisure	$712	$749	$554	$559	$690	$769	$617	$613	$716	4%
TripAdvisor *	79	85	62	86	90	97	80	114	125	39%
Egencia	30	27	25	25	27	27	29	34	36	33%
Corporate	(26)	(27)	(20)	(34)	(37)	(40)	(29)	(42)	(43)	N / A

Total	$795	$833	$621	$636	$770	$852	$698	$718	$834	8%

Revenue by Geography
Domestic	$527	$533	$409	$446	$491	$515	$415	$468	$533	9%
International	268	300	212	190	279	338	283	250	301	8%

Total	$795	$833	$621	$636	$770	$852	$698	$718	$834	8%

Revenue by Agency/Merchant/Advertising
Agency	$167	$169	$147	$154	$165	$175	$145	$168	$178	8%
Merchant	554	585	408	408	527	595	475	451	547	4%
Advertising & Media Revenue (Net)	74	79	66	73	78	83	77	98	108	39%

Total	$795	$833	$621	$636	$770	$852	$698	$718	$834	8%

OIBA by Segment
Leisure *	$231	$261	$189	$151	$228	$270	$197	$137	$214	-6%
TripAdvisor *	45	44	26	48	52	57	39	66	73	40%
Egencia	2	(0)	1	(1)	(0)	1	2	6	5	N / A
Corporate	(74)	(74)	(79)	(68)	(67)	(71)	(75)	(67)	(73)	N / A

Total	$204	$231	$137	$130	$212	$256	$163	$143	$219	3%

Worldwide Hotel (Merchant & Agency)
Room Nights	14.4	17.0	13.3	13.5	18.2	21.7	16.3	15.9	20.3	12%
Room Night Growth	11%	14%	10%	13%	26%	27%	23%	18%	12%	12%
ADR Growth	2%	-2%	-10%	-18%	-19%	-14%	-9%	0%	1%	1%
Revenue per Night Growth	-1%	-5%	-19%	-20%	-22%	-19%	-6%	-5%	-7%	-7%
Revenue Growth	10%	8%	-12%	-10%	-1%	3%	16%	12%	4%	4%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	4%	-5%	-12%	-4%	13%	27%	32%	22%	6%	6%
Airfare Growth	12%	11%	-2%	-13%	-22%	-18%	-4%	9%	17%	17%
Revenue per Ticket Growth	9%	-2%	-4%	-14%	-29%	-28%	-26%	-13%	7%	7%
Revenue Growth	14%	-7%	-16%	-17%	-20%	-8%	-2%	6%	13%	13%

*	TripAdvisor Revenue and OIBA include intersegment amounts and Leisure OIBA includes intersegment expenses; both of which are eliminated in consolidation.

Those eliminations appear above in “Corporate” for Revenue by Segment.

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Notes & Definitions:

Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire, the Expedia Affiliate Network and other leisure brands.

TripAdvisor Media Network (“TripAdvisor”) – Reflects TripAdvisor.com and its international version sites, as well as acquired companies operated by TripAdvisor such as SmarterTravel® and Kuxun.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes intercompany eliminations as well as unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The definitions of Operating Income Before Amortization and Adjusted Net Income were revised in the first quarter of 2009 to better reflect our current operations and take into consideration the impact of new accounting literature.

Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; and (5) gains (losses) realized on revenue hedging activities that are included in other, net.

We exclude the items listed above from OIBA because doing so provides investors greater insight into management decision making at Expedia. We believe OIBA is useful to investors because it is our primary internal metric by which management evaluates the performance of our business as a whole and our individual business segments, on which internal budgets are based, and by which management, including our Chief Executive Officer, is compensated. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, OIBA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. Although depreciation is also a non-cash expense, it is included in OIBA because it is driven directly by the capital expenditure decisions made by management. OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measure, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. However, OIBA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price, foreign currency exchange rates and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts. We present a reconciliation of this non-GAAP financial measure to GAAP below.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus

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net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; and (8) the noncontrolling interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Operating Income Before Amortization

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)

OIBA	$219,472	$212,416	$362,016	$342,203
Amortization of intangible assets	(8,344)	(9,302)	(17,372)	(18,371)
Stock-based compensation	(14,651)	(13,576)	(33,543)	(32,148)
Occupancy tax assessments and legal reserves	—	(74,211)	—	(74,211)
Restructuring charges	—	(6,098)	—	(14,816)
Realized (gain)/loss on revenue hedges	(2,787)	5,413	(5,237)	4,932

Operating income	193,690	114,642	305,864	207,589

Interest expense, net	(18,988)	(19,388)	(39,596)	(38,362)
Other, net	817	(19,073)	1,385	(26,020)
Provision for income taxes	(60,166)	(34,338)	(91,701)	(61,610)
Net income attributable to noncontrolling interests	(1,091)	(941)	(2,295)	(1,311)

Net income attributable to Expedia, Inc.	$114,262	$40,902	$173,657	$80,286

Adjusted Net Income & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(in thousands, except per share data)		(in thousands, except per share data)

Net income attributable to Expedia, Inc.	$114,261	$40,902	$173,656	$80,286
Amortization of intangible assets	8,344	9,302	17,372	18,371
Stock-based compensation	14,651	13,576	33,543	32,148
Restructuring charges	—	6,098	—	14,816
Occupancy tax assessments and legal reserves	—	74,211	—	74,211
Noncontrolling investment basis adjustment	—	5,158	—	5,158
Foreign currency loss/(gain) on U.S. dollar cash and investments held by eLong	873	(122)	748	(128)
Amortization of intangible assets as part of equity method investments	—	—	—	458
Noncontrolling interests	(783)	(134)	(1,220)	(305)
Provision for income taxes	(8,061)	(35,287)	(17,084)	(48,468)

Adjusted net income	$129,285	$113,704	$207,015	$176,547

GAAP diluted weighted average shares outstanding	288,975	290,889	291,726	289,384
Additional restricted stock units	3,959	6,805	4,249	7,306

Adjusted weighted average shares outstanding	292,934	297,694	295,975	296,690

Diluted earnings per share	$0.40	$0.14	$0.60	$0.28
Adjusted earnings per share	0.44	0.38	0.70	0.60

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Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Net cash provided by operating activities	$313,806	$342,546	$933,333	$844,550
Less: capital expenditures	(43,453)	(18,666)	(73,128)	(42,052)

Free cash flow	$270,353	$323,880	$860,205	$802,498

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Cost of revenue	$168,571	$148,762	$326,601	$292,275
Less: stock-based compensation	(487)	(514)	(1,276)	(1,225)

Cost of revenue excluding stock-based compensation	$168,084	$148,248	$325,325	$291,050

Selling and marketing expense	$296,830	$271,492	$577,668	$507,376
Less: stock-based compensation	(3,118)	(2,780)	(7,435)	(6,771)

Selling and marketing expense excluding stock-based compensation	$293,712	$268,712	$570,233	$500,605

Technology and content expense	$87,420	$77,881	$174,211	$155,553
Less: stock-based compensation	(3,249)	(3,412)	(7,630)	(8,588)

Technology and content expense excluding stock-based compensation	$84,171	$74,469	$166,581	$146,965

General and administrative expense	$79,105	$67,380	$150,163	$135,289
Less: stock-based compensation	(7,797)	(6,870)	(17,202)	(15,564)

General and administrative expense excluding stock-based compensation	$71,308	$60,510	$132,961	$119,725

Conference Call

Expedia, Inc. will audiocast a conference call to discuss second quarter 2010 financial results and certain forward-looking information on Thursday, July 29, 2010 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 29, 2010 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: continued or prolonged adverse economic conditions leading to decreased consumer and business spending; changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online

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travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by adverse weather, natural disasters including volcanic eruptions, bankruptcies, health risks, war and/or terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; risks related to our long term indebtedness, including the ability to access funds as and when needed; changing laws, rules and regulations and legal uncertainties relating to our business; changes in search engine algorithms and dynamics; risks relating to a failure to perform of third parties to our financial and/or service agreements; the use of fraudulent credit cards on Expedia, Inc.’s websites; Expedia, Inc.’s ability to expand successfully in international markets; possible adverse impacts resulting from, among other events, platform migration; failure to realize cost efficiencies, including from any restructuring activities; the successful completion of any future corporate transactions or acquisitions; the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent Forms 10-Q.

Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world with a brand portfolio that includes more than 90 localized Expedia.com- and Hotels.com-branded sites; leading U.S. discount travel site Hotwire®; leading agency hotel company Venere.com™; Egencia®, the world’s fifth largest corporate travel management company; the world’s largest travel community TripAdvisor® Media Network; destination activities provider ExpediaLocalExpert®; luxury travel specialist Classic Vacations®; and China’s second largest booking site eLong™. The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers vast opportunity to reach the most valuable audience of in-market travel consumers anywhere through TripAdvisor and Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. (NASDAQ: EXPE)

Trademarks and logos mentioned herein are the property of their respective owners.

© 2010 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts

Investor Relations (425) 679-3555 ir@expedia.com press	Communications (425) 679-4317 @expedia.com

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